EXHIBIT 5.0
                                PIPER & MARBURY
                                     L.L.P.

                              CHARLES CENTER SOUTH
                            36 SOUTH CHARLES STREET              WASHINGTON
                         BALTIMORE, MARYLAND 21201-3018          NEW YORK
                                 410-539-2530                    PHILADELPHIA
                              FAX: 410-539-0489                  EASTON


                               November 13, 1998

Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, Maryland 20850-3338

Ladies and Gentlemen:

     We have acted as counsel to Human Genome Sciences, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 2,500,000 shares of Common Stock, par value $.01 per share (the "Plan Shares"), issuable pursuant to the exercise of stock options granted under the 1994 Stock Option Plan of Human Genome Sciences, Inc. (the "Plan").

     In this capacity, we have examined copies of the Company's Restated Certificate of Incorporation (as amended), By-Laws (as amended), the Plan, the proceedings of the Company's Board of Directors relating to the reservation and issuance of the Plan Shares to be issued pursuant to the Plan, a certificate of an officer of the Company (the "Certificate") and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to various questions of fact material to this opinion, we have relied on the Certificate and have not independently verified the matters stated therein. We assume that the Company will have at the time of issuance of any Plan Shares under the Plan at least that number of authorized but unissued Plan Shares of Common Stock of the Company equal to the number of shares to be issued pursuant to the Plan.

     Based upon the foregoing, we are of the opinion that the issuance of the Plan Shares has been duly authorized and, when issued delivered and paid for in accordance with the terms and conditions of the Plan, the Plan Shares will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is for the use of the Company in connection with the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as
Exhibit 5.0 to the Registration Statement.

                            Very truly yours,

                           /s/ Piper & Marbury L.L.P.